Exhibit 10.8

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

MARKETING PLANNING CONSULTANT SERVICE AGREEMENT

This agreement is executed on October 8, 2022

Party A: AOSI Production Co., LTD

Studio 2, F 3, Macau Design Center, No.5, Macau Manufacturing Factory Lane

Party B: Paradigm Holding Company Limited

Le Sanalele Complex, Ground Floor, Vaea Street, Saleufi, PO BOX 1868, Apia, Samoa

Dear AOSI Production Co., LTD

After mutual negotiation, your company agrees to appoint us, Paradigm Holding Company Limited (hereinafter referred to as Paradigm), as the marketing planning consultant for the project. We hereby confirm the relevant terms of service as follows:

I.	Main Work

As your marketing planning consultant, the main scope of our work is as follows:

1.	Project Positioning Marketing Planning: Market Research Analysis / Project SWOT Analysis / Project Resource Integration Positioning / Project Market Image Positioning / Project Value-added Tapping Positioning / Project Overall Publicity Strategy / Project Theme Jingles / Project Selling Points Discovery.

2.	Project Marketing Strategy Formulation: Marketing Strategy and General Idea Formulation / Overall Marketing and Promotion Strategy / Project Promotion Timing / Phased Marketing Strategy / Promotional Strategy / Project Stage Operation Idea Formulation / Project Sales Price Stage Proposal / Project Launch Strategy.

3.	Marketing and promotion plan for each stage: sales plan for each stage of the project / marketing node for each stage of the project SP PR activity planning / promotion stage division / promotion strategy by stage / promotion theme by stage / project media mix strategy development / media placement frequency and media distribution mix.

4.	The service period is from October 8,2022 to December 31,2023.

II.	Responsibilities And Obligations

In order to optimize the coordination of our work in carrying out its duties hereunder, you undertake to fully and completely assist (and to procure its shareholders, directors and employees to fully and completely assist) PARADIGM in the conduct of the Marketing Planning Consultancy and to perform and comply with the provisions of this Agreement and the relevant regulatory authorities and laws.:

1.	Legitimacy: Ensure that this cooperation does not constitute a breach of contract or infringement of the rights of third parties;

2.	The data and related documents provided to us must be true, complete and accurate. Statements, opinions, forecasts and estimates made are based on reasonable assumptions and have been analyzed and considered in detail and with care;

3.	If any information or data supplied is found or reasonably believed to be false, incorrect, incomplete, out of date, misleading or deceptive in any respect, or omits any matter or fact or is inconsistent with data supplied to any intermediary, company should immediately notify us and consult Paradigm for remedial action;

4.	Enable Paradigm to access all the records related to the project;

5.	Inform Paradigm of any major changes in the project information;

6.	Except as required by regulatory authorities, you may not disclose the contents of this Agreement to any third party without our written consent; and

7.	You shall pay all fees, taxes and miscellaneous expenses incurred by Paradigm due to the marketing planning consultancy services in a timely manner as agreed in this Agreement.

Paradigm will fulfill marketing consultant's responsibilities in a timely manner so that the Project can proceed and be completed according to the projected timetable.

III.	Expenses and payments

After friendly negotiation between Party A and Party B, both parties agree that Party A shall pay Party B the total marketing planning consultant service fee of USD 880,000.00 within 6 months from the date of signing this contract.

The currency and amount of the remittance: USD 880,000.00

Bank name: [*]

Account name: Paradigm Holding Company Limited

Current account number: [*]

Bank address: [*]

SWIFT Address: [*]

IV.	Confidentiality and disclosure responsibilities

PARADIGM undertakes and agrees to keep all data and opinions provided by your company (collectively, the “Confidential Information”) confidential and to use them solely for the purpose of working on the Project, except for disclosures required to comply with relevant legal and regulatory requirements. PARADIGM will not disclose the Confidential Information without written consent of your company, unless required to do so by law, regulation or regulatory agency.

V.	Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Macao Special Administrative Region. In the event that a dispute cannot be resolved by the parties through negotiation, it shall be submitted to the relevant court of the Macao Special Administrative Region for consideration. The parties hereto hereby submit to the jurisdiction of the courts of the Macao Special Administrative Region.

If you accept the above terms and conditions, please sign and return a copy of this Agreement to us. The signing and return of this Agreement constitutes your authorization to appoint PARADIGM as your consultant for the Project and to authorize us to carry out the related work.

-------------- No text below --------------

AOSI Production Co., LTD

Legal signature / authorized representative
surname and personal name:

PARADIGM Company Limited

Legal signature / authorized representative
surname and personal name:

3